Exhibit 99.1

February 27, 2024
For 6:00 a.m. ET Release

LOWE’S REPORTS FOURTH QUARTER 2023 SALES AND EARNINGS RESULTS
— Comparable Sales Decreased 6.2%; Diluted EPS of $1.77—
— Provides Full Year 2024 Outlook —

MOORESVILLE, N.C., Feb. 27, 2024 – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.0 billion and diluted earnings per share (EPS) of $1.77 for the quarter ended Feb. 2, 2024, compared to diluted EPS of $1.58 in the fourth quarter of 2022, which included pre-tax transaction costs of $441 million associated with the sale of our Canadian retail business. Excluding the transaction costs in the prior year, fourth quarter 2022 adjusted diluted EPS1 was $2.28.

Total sales for the quarter were $18.6 billion,2 compared to $22.4 billion in the prior year quarter. Prior-year quarterly sales included approximately $1.4 billion from the additional 53rd week, as well as $958 million generated from our Canadian retail business.

Comparable sales3 for the quarter decreased 6.2% due to a slowdown in DIY demand and unfavorable January winter weather, while Pro customer comparable sales were flat for the quarter.

“This quarter we delivered strong operating profit and improved customer satisfaction, despite the continued pullback in DIY spending,” commented Marvin R. Ellison, Lowe's chairman, president and CEO. “We remain confident in the long-term strength of the home improvement market, and we are making the right investments in our Total Home strategy to take share. We are also pleased to award $140 million in discretionary bonuses to our frontline associates in recognition of their exceptional customer service in 2023.”

As of Feb. 2, 2024, Lowe's operated 1,746 stores representing 194.9 million square feet of retail selling space.

Capital Allocation
The company remains committed to a best-in-class capital allocation strategy focused on driving long-term, sustainable shareholder value. During the quarter, the company repurchased approximately 1.9 million shares for $404 million, and it repurchased 29.9 million shares for $6.3 billion for the year.

The company also paid $633 million in dividends in the fourth quarter and $2.5 billion in dividends for the year. In total, the company returned $8.9 billion to shareholders through share repurchases and dividends in fiscal 2023.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information, as well as reconciliations between the Company’s GAAP and non-GAAP financial results.
2 Total fourth quarter sales includes an approximately $200 million headwind related to a timing shift in our fiscal calendar as we cycle over a 53-week year.
3 Comparable sales are based on comparison to weeks 41-53 in 2022.

Lowe’s Business Outlook

The company is introducing its outlook for full year 2024, which reflects near-term macroeconomic uncertainty.

Full Year 2024 Outlook
•Total sales of $84 to $85 billion
•Comparable sales expected to be down -2 to -3% as compared to prior year
•Operating income as a percentage of sales (operating margin) of 12.6% to 12.7%
•Interest expense of approximately $1.4 billion
•Effective income tax rate of approximately 25%
•Diluted earnings per share of approximately $12.00 to $12.30
•Capital expenditures of approximately $2 billion

A conference call to discuss fourth quarter 2023 operating results is scheduled for today, Tuesday, Feb. 27, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Fourth Quarter 2023 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customer transactions a week in the United States. With total fiscal year 2023 sales of more than $86 billion, Lowe’s operates over 1,700 home improvement stores and employs approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives (including objectives related to environmental, social, and governance matters), business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services including customer acceptance of new offerings and initiatives, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe’s and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, age of housing stock, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and Accumulated Deficit (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Fiscal Year Ended
	February 2, 2024		February 3, 2023		February 2, 2024		February 3, 2023
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$18,602	100.00	$22,445	100.00	$86,377	100.00	$97,059	100.00
Cost of sales	12,576	67.60	15,189	67.67	57,533	66.61	64,802	66.77
Gross margin	6,026	32.40	7,256	32.33	28,844	33.39	32,257	33.23
Expenses:
Selling, general and administrative	3,897	20.95	5,131	22.86	15,570	18.02	20,332	20.94
Depreciation and amortization	442	2.38	421	1.88	1,717	1.99	1,766	1.82
Operating income	1,687	9.07	1,704	7.59	11,557	13.38	10,159	10.47
Interest – net	348	1.87	322	1.43	1,382	1.60	1,123	1.16
Pre-tax earnings	1,339	7.20	1,382	6.16	10,175	11.78	9,036	9.31
Income tax provision	319	1.72	425	1.90	2,449	2.83	2,599	2.68
Net earnings	$1,020	5.48	$957	4.26	$7,726	8.95	$6,437	6.63

Weighted average common shares outstanding – basic	574		603		582		629
Basic earnings per common share (1)	$1.77		$1.58		$13.23		$10.20
Weighted average common shares outstanding – diluted	575		605		584		631
Diluted earnings per common share (1)	$1.77		$1.58		$13.20		$10.17
Cash dividends per share	$1.10		$1.05		$4.35		$3.95

Accumulated Deficit
Balance at beginning of period	$(15,744)		$(13,313)		$(14,862)		$(5,115)
Net earnings	1,020		957		7,726		6,437
Cash dividends declared	(633)		(633)		(2,531)		(2,466)
Share repurchases	(280)		(1,873)		(5,970)		(13,718)
Balance at end of period	$(15,637)		$(14,862)		$(15,637)		$(14,862)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,017 million for the three months ended February 2, 2024, and $954 million for the three months ended February 3, 2023. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $7,706 million for the fiscal year ended February 2, 2024, and $6,416 million for the fiscal year ended February 3, 2023.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Fiscal Year Ended
	February 2, 2024		February 3, 2023		February 2, 2024		February 3, 2023
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$1,020	5.48	$957	4.26	$7,726	8.95	$6,437	6.63
Foreign currency translation adjustments – net of tax	—	—	209	0.93	5	0.01	36	0.04
Cash flow hedges – net of tax	(4)	(0.02)	(43)	(0.19)	(14)	(0.02)	309	0.32
Other	2	0.01	2	0.01	2	—	(2)	—
Other comprehensive (loss)/income	(2)	(0.01)	168	0.75	(7)	(0.01)	343	0.36
Comprehensive income	$1,018	5.47	$1,125	5.01	$7,719	8.94	$6,780	6.99

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	February 2, 2024	February 3, 2023
Assets
Current assets:
Cash and cash equivalents	$921	$1,348
Short-term investments	307	384
Merchandise inventory – net	16,894	18,532
Other current assets	949	1,178
Total current assets	19,071	21,442
Property, less accumulated depreciation	17,653	17,567
Operating lease right-of-use assets	3,733	3,518
Long-term investments	252	121
Deferred income taxes – net	248	250
Other assets	838	810
Total assets	$41,795	$43,708

Liabilities and shareholders' deficit
Current liabilities:
Short-term borrowings	$—	$499
Current maturities of long-term debt	537	585
Current operating lease liabilities	487	522
Accounts payable	8,704	10,524
Accrued compensation and employee benefits	954	1,109
Deferred revenue	1,408	1,603
Income taxes payable	33	1,181
Other current liabilities	3,445	3,488
Total current liabilities	15,568	19,511
Long-term debt, excluding current maturities	35,384	32,876
Noncurrent operating lease liabilities	3,737	3,512
Deferred revenue – Lowe's protection plans	1,225	1,201
Other liabilities	931	862
Total liabilities	56,845	57,962

Shareholders' deficit:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 574 million and 601 million, respectively	287	301
Accumulated deficit	(15,637)	(14,862)
Accumulated other comprehensive income	300	307
Total shareholders' deficit	(15,050)	(14,254)
Total liabilities and shareholders' deficit	$41,795	$43,708

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Fiscal Year Ended
	February 2, 2024	February 3, 2023
Cash flows from operating activities:
Net earnings	$7,726	$6,437
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,923	1,981
Noncash lease expense	499	530
Deferred income taxes	6	(239)
Asset impairment and loss on property – net	83	2,118
(Gain)/loss on sale of business	(79)	421
Share-based payment expense	210	223
Changes in operating assets and liabilities:
Merchandise inventory – net	1,637	(2,594)
Other operating assets	182	56
Accounts payable	(1,820)	(549)
Deferred revenue	(170)	(183)
Other operating liabilities	(2,057)	388
Net cash provided by operating activities	8,140	8,589

Cash flows from investing activities:
Purchases of investments	(1,785)	(1,189)
Proceeds from sale/maturity of investments	1,722	1,174
Capital expenditures	(1,964)	(1,829)
Proceeds from sale of property and other long-term assets	53	45
Proceeds from sale of business	100	491
Other – net	(27)	(1)
Net cash used in investing activities	(1,901)	(1,309)

Cash flows from financing activities:
Net change in commercial paper	(499)	499
Net proceeds from issuance of debt	2,983	9,667
Repayment of debt	(601)	(867)
Proceeds from issuance of common stock under share-based payment plans	141	151
Cash dividend payments	(2,531)	(2,370)
Repurchases of common stock	(6,138)	(14,124)
Other – net	(21)	(5)
Net cash used in financing activities	(6,666)	(7,049)

Effect of exchange rate changes on cash	—	(16)

Net (decrease)/increase in cash and cash equivalents	(427)	215
Cash and cash equivalents, beginning of period	1,348	1,133
Cash and cash equivalents, end of period	$921	$1,348

Lowe’s Companies, Inc.
Non-GAAP Financial Measure Reconciliation (Unaudited)

To provide additional transparency, the Company has presented a comparison to the non-GAAP financial measure of adjusted diluted earnings per share for the three months ended February 3, 2023. This measure excludes the impact of a certain item, further described below, not contemplated in Lowe’s Business Outlook to assist analysts and investors in understanding the comparison of operational performance to the fourth quarter of fiscal 2022.

Fiscal 2022 Impacts
During fiscal 2022, the Company recognized financial impacts from the following, not contemplated in the Company's Business Outlook for fiscal 2022:

•In the fourth quarter of fiscal 2022, the Company recognized pre-tax transaction costs totaling $441 million, consisting of the loss on the sale and other closing costs associated with the sale of the Canadian retail business (Canadian retail business transaction).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

A reconciliation between the Company’s GAAP and non-GAAP financial results is shown below and available on the Company’s website at ir.lowes.com.

	Three Months Ended
	February 3, 2023
	Pre-Tax Earnings	Tax[1]	Net Earnings
Diluted earnings per share, as reported			$1.58
Non-GAAP adjustments – per share impacts
Canadian retail business transaction	0.73	(0.03)	0.70
Adjusted diluted earnings per share			$2.28
1 Represents the corresponding tax benefit or expense specifically related to the item excluded from adjusted diluted earnings per share.